Exhibit 1

THE ARTICLES OF INCORPORATION
OF
KT Corporation

Adopted on October 1, 1997
Amended on    December 8, 1997
September 18, 1998
March 19, 1999
March 24, 2000
March 21, 2001
March 22, 2002
August 20, 2002
March 14, 2003
March 12, 2004
March 11, 2005
August 19, 2005
March 10, 2006
March 16, 2007
January 14, 2009
March 27, 2009
March 12, 2010
March 11, 2011
March 16, 2012
March 15, 2013
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March 27, 2015
March 25, 2016
March 24, 2017
March 23, 2018
March 29, 2019
March 30, 2020
    March 29, 2021
    March 31, 2022
    March 31, 2023
June 30, 2023
March 28, 2024
March 31, 2025
March 31, 2026

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CHAPTER I. GENERAL PROVISIONS

Article 1. (Name) The name of the Corporation shall be "Chusik Hoesa KT", which shall be written in English as "KT Corporation" (hereafter "KT").

Article 2. (Purpose) The objective of KT is to engage in the following business activities:

1.Information and communications business
2.New media business and Internet Multimedia Broadcasting Business
3.Development and sale of software and contents
4.Sale and distribution of information communication equipment
5.Testing and inspection of information communication equipment, device or facilities
6.Advertisement business
7.Retail business via telephone, mail order or online
8.IT facility construction business, electrical construction business and fire protection facility business
9.Real estate and housing business
10.Electronic banking and finance business
11.Education and learning service business
12.Security service business (Machinery system surveillance service, Facilities security service, etc.)
13.Research and technical development, education, training and promotion, overseas businesses, and export and import, manufacture and distribution related to activities mentioned in Subparagraphs 1 through 12
14.Frequency-based telecommunications services and other telecommunications services
15.Value-added telecommunications business
16.Manufacture, provision (screening) and distribution of contents such as musical records, music videos, movies, videos and games
17.Issuance and management of pre-paid electronic payment instruments, and businesses related to electronic finance such as payment gateway services
18.Sales and leasing of equipment and facilities related to the activities mentioned in Subparagraphs 14 through 17
19.Any overseas business or export and import business related to activities mentioned in Subparagraphs 14 through 18
20.Tourism
21.(Deleted)
22.New and renewable energy, energy generation business, electrical system design and business and agency business for electrical safety management
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23.Health Informatics business
24.Manufacture of communication equipment, device or facilities for military purpose
25.Energy examination business, Energy service company(ESCO) business, and other R of energy use related businesses
26.Business facilities management and Business support services
27.Business related to Information Security & Certification Service
28.Activities of management consultancy
29.Warehousing and storage
30.General construction business
31.Specialized design business
32.Freight Transportation Business, Cargo Transportation Intermediation Business
33.Manufacturing and sales of medical device
34.(Deleted)
35.Facility rental business
36.Management, Licensing, and Other Disposition of Intellectual Property Rights
37.Any and all other activities or businesses incidental to or necessary for attainment of the foregoing.

Article 3. (Location of Offices) The head office of KT (the "head office") shall be located in Seoul or Kyunggi Province. KT may establish requisite sub-offices at site(s) pursuant to resolution of the Board of Directors.

Article 4. (Method of Public Notice) Public notice by KT shall be available at the website of the Company (https://www.kt.com) provided, however, that if it is not possible to do so due to computer system failure or other unavoidable causes, public notice by the Company shall be given in any daily newspaper published in Seoul, Republic of Korea.

CHAPTER Ⅱ. SHARES OF STOCK

Article 5. (Amount of Authorized Capital)
The total number of shares authorized to be issued by KT shall be one billion shares.

Article 6. (Par Value and Types of Shares and Electronic registration for Rights to be indicated on Share certificates and Subscription right certificates)
(1) Par value per share issued by KT shall be 5,000 Korean Won. The type of shares shall be common shares and preferred shares, both of which shall be in registered form.

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(2) Rights to be indicated on share certificates and subscription right certificates shall be electronically registered in the electronic register of electronic registry instead of being issued.
Article 7. (Shares to be Issued at the Time of Incorporation)
The total number of shares to be issued by KT at the time of incorporation shall be 395,675,369 shares.

Article 8. (Number and Description of Preferred Shares)
(1) The total number of Preferred Shares to be issued by KT shall be up to one-fourth (1/4) of the total number of shares issued and outstanding, which shall be without voting rights.

(2) Dividends on Preferred Shares shall be an amount not less than nine (9) percent p.a. of the par value as determined by the Board of Directors at the time of issuance.

(3) If the dividends on the Common Shares exceed those on Preferred Shares, the excess dividend amount shall also be paid to the holders of Preferred Shares commensurate to the rate applicable to Common Shares.

(4) If dividends on Preferred Shares are not paid for any fiscal year, the holders of such Preferred Shares shall be entitled to receive such accumulated unpaid dividend in priority to the holders of Common Shares from the dividends payable in the next fiscal year.

Article 9. (Preemptive Rights)
(1) When KT issues new shares, the shareholders of KT shall be entitled to subscribe for such new shares in proportion to their existing shareholdings.

(2) Notwithstanding Paragraph (1) above, new shares may be issued to persons other than the shareholders of KT, in the following cases:

1.When the new shares are issued by public offering or subscribed by underwriters pursuant to Article 4 and Article 119 of the Financial Investment Services and Capital Markets Act (“FSCMA”);
2.When the members of the Employee Stock Ownership Association of KT have preemptive rights to subscribe for such new shares pursuant to Article 165-7 of the FSCMA;
3.When the new shares are represented by depositary receipt pursuant to Article 165-16 of the FSCMA
4.When the new shares are issued by the exercise of stock options set forth in Article 10 of these Articles of Incorporation;
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5.When the new shares are issued in order to accomplish specific business purposes such as strategic alliance, inducement of foreign funds, other capital raising requirements, introduction of new technology, and improvement of financial structure.
6.When the new shares are issued by a resolution of the Board of Directors through a general public offering pursuant to Article 165-6 of the FSCMA. However, in such case, the total number of the shares to be issued shall not exceed ten percent (10%) of the total number of KT issued and outstanding; or
7.When there exists an immediate need for the company to raise funds, new shares can be issued to domestic and foreign financial institutions (enacted on March 21, 2001).

(3) The method of disposition of shares in respect of which preemptive rights have not been exercised or where fractions of shares occur shall be determined by a resolution of the Board of Directors.

(4) Notwithstanding Paragraph (1) above, shareholders who acquire shares in violation of any laws and regulations or these Articles of Incorporation shall not be entitled to subscribe for new shares in respect of such shares.

Article 10. (Stock Options)
(1) KT may grant stock options to its officers and employees who have contributed, or are capable of contributing, to the establishment, management or technical innovation of KT, except for officers or employees in any of the following cases, by a Special Resolution of the General Meeting of Shareholders pursuant to Article 340-2 and Article 542-3 of the Commercial Code of Korea, to the extent not exceeding fifteen percent (15%) of the total number of issued shares, provided that KT may grant stock options by a resolution of the Board of Directors adopted by affirmative votes of two-thirds (2/3) of the directors in offices, to the extent not exceeding one percent (1%) of the total number of issued shares. In such case, the provision of the latter part of the Proviso of Paragraph 1 of Article 38 shall apply mutatis mutandis:

1.The largest shareholder of KT and the Related Person thereto (refers to the Related Person as prescribed in Paragraph 2-5, Article 542-8 of the Commercial Code of Korea. The same shall apply in this Article); However, anyone who has become an officer of KT and thus becomes the Related Person is excluded (Including such officers who are not engaged full time at the affiliates as a director or an auditor).
2.Major Shareholders (refers to the Major Shareholders as prescribed in Paragraph (2-6) of Article 542-8 of the Commercial Code of Korea. The same shall apply hereinafter) and the Related Person thereto; However, anyone who has become
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an officer of KT and thus becomes the Related Person is excluded (Including such officers who are not engaged full time at the affiliates as a director or an auditor).
3.Any person who shall become a Major Shareholder of KT by exercising his/her stock options.
(2) The proviso of Paragraph (1) shall not apply to the directors of KT, and the grant of stock options pursuant to the proviso of Paragraph (1) shall be approved by the General Meeting of Shareholders which is held after such grant of stock options.

(3) The shares to be issued to the officers or employees by the exercise of their stock options (in case where KT pays in cash or shares the difference between the exercise price of stock options and the market price, refers to the shares which are the basis for such calculation) shall be Common Shares in registered form.

(4) The number of officers and employees of KT who are granted with stock options shall not exceed ninety nine percent (99%) of the total number of officers and employees in office. Stock options granted to one single officer or employee shall not exceed ten percent (10%) of total number of shares issued and outstanding.

(5) The exercise price per share of the stock options shall not be less than the price as set forth in the Commercial Code of Korea.

(6) Unless otherwise provided for by the relevant laws, the exercise period of stock options shall be determined by separate agreements, to the extent that such exercise periods shall not exceed seven (7) years from the date two (2) years have elapsed after the date of the General Meeting of Shareholders or the Meeting of the Board of Directors at which a resolution to grant such stock option rights is adopted.

(7) KT may cancel the grant of stock options by a resolution of the Board of Directors in any of the following cases:

1.When the relevant officer or employee of KT voluntarily retires from his/her office within two (2) years after the date of the General Meeting of Shareholders or the Meeting of the Board of Directors at which a resolution to grant such stock option rights is adopted;
2.When the relevant officer or employee of KT is dismissed for substantial damages incurred to KT due to his/her willful misconduct or gross negligence; or
3.When any event for the cancellation set forth in the agreement for granting such stock options occurs.

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Article 11. (Equal Dividends) KT distributes dividends equally for all shares(including shares converted from convertible bonds) regardless of the issue date for the same stock, issued by the company as of the dividend base date.

Article 12. (Transfer Agent)
(1) KT may appoint a transfer agent to make entries in the register of shareholders.

(2) The transfer agent, and the place and scope of business of the transfer agent shall be determined by a resolution of the Board of Directors, and a public notice shall be given thereof.

Article 13. Void

Article 14. (Record Date)
(1) KT shall let the shareholders who are entered into the register of shareholders on December 31 of each year exercise their rights thereof at the Ordinary General Meeting of Shareholders.

(2) KT may, for convening an Extraordinary General Meeting of Shareholders or when necessary, let the shareholders who are entered into the register of shareholders on the date determined by the resolution of the Board of Directors, exercise their rights. KT shall announce the date determined by the Board of Directors before 2 weeks from the date.

CHAPTER Ⅲ. DEBENTURES

Article 15. (Issuance of Convertible Bonds)
(1) KT may issue convertible bonds to persons other than shareholders to the extent that the aggregate face value of the convertible bonds so issued shall not exceed 2 trillion (2,000,000,000,000) Korean Won. Provided that, the issuance of convertible bonds to persons other than shareholders may be made in cases provided for by any of the Subparagraphs of Paragraph (2) of Article 9.

(2) The Board of Directors may determine that the convertible bonds referred to in Paragraph (1) may be issued on the condition that conversion rights will be attached to only a portion of the convertible bonds.

(3) The type of shares to be issued upon conversion of convertible bonds shall be common shares. The conversion price, which shall be equivalent to or more than the par
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value of the shares, shall be determined by the Board of Directors at the time of issuance.

(4) The period during which conversion rights may be exercised shall commence on the date set forth in the FSCMA after the date of issuance of the relevant convertible bonds and end on the date immediately preceding the redemption date thereof. However, the Board of Directors may adjust the conversion period in accordance with relevant laws within the above period by its resolution.

(5) In case convertible bonds are converted into shares, KT pay interest which payment time has reached before conversion.

Article 16. (Issuance of Bonds with Warrants)
(1) KT may issue bonds with warrants to persons other than shareholders to the extent that the aggregate face value of the bonds with warrants so issued shall not exceed 2 trillion (2,000,000,000,000) Korean Won. Provided that, the issuance of bonds with warrants to persons other than shareholders may be made in only in cases provided for by Subparagraphs of Paragraph(2) of Article 9.

(2) The amount of new shares which can be subscribed by the holders of the bonds with warrants shall be determined by the Board of Directors, provided that the maximum amount of such new shares shall not exceed the aggregate face value of the bonds with warrants.

(3) The type of shares to be issued upon exercise of warrants shall be common shares. The issue price, which shall be equivalent to or more than the par value of the shares, shall be determined by the Board of Directors at the time of issuance.

(4) The period during which warrants may be exercised shall commence on the date set forth in the FSCMA after the date of issuance of the relevant bonds with warrants and end on the date immediately preceding the redemption date thereof. Provided that, the Board of Directors may adjust the conversion period in accordance with the relevant laws within the above period by its resolution.

Article 16-2. (Electronic registration of Rights to be indicated on Bonds and Subscription Warrants)
Rights to be indicated on bonds and subscription warrants shall be electronically registered in the electronic register of electronic registry instead of being issued.

Article 17. (Issuance of Bonds)
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(1) The Board of Directors shall make a resolution on the issuance of bonds, but may delegate to the Representative Director the determination of details including the amount and type of bonds, within a period not exceeding one year.

(2) The provisions of Articles 12 shall apply mutatis mutandis to the issuance of bonds.

CHAPTER IV. GENERAL MEETING OF SHAREHOLDERS

Article 18. (Convening of General Meeting)
(1) Ordinary General Meeting of Shareholders shall be convened within three (3) months after the date referred to paragraph (1) of Article 14, and Extraordinary General Meeting of Shareholders may be convened at any time by the Representative Director, pursuant to a resolution of the Board of Directors except as otherwise provided by the relevant laws and regulations; provided, however, that Paragraph (2) of Article (29) shall apply mutatis mutandis in the event the Representative Director fails to perform his duties.

(2) Notice of the General Meeting of Shareholders specifying the time, place and purpose thereof shall be sent to each shareholder in writing or electronically, two (2) weeks prior to the date set for the General Meeting of Shareholders. However, such notice to the shareholders who hold less than one-hundredth (1/100) of the total number of shares with voting rights may be given in the form of a public notice of the meeting appearing twice or more in The Seoul Shinmun, The Maeil Business Newspaper and The Korean Economic Daily, or in the form of public announcement on the Data Analysis, Retrieval and Transfer System ("DART") operated by the Financial Supervisory Service or Korea Exchange in lieu of written notice in paragraph 2.

(3) General Meeting of Shareholders shall be held at the location of the head office, Seoul or its neighboring place.

(4) KT shall hold the General Meeting of Shareholders in a hybrid format, whereby a part of the shareholders may, without attending the place of the meeting in person, participate in the resolutions by electronic means from a remote location.

Article 19. (Chairman) The Representative Director shall preside at the General Meeting of Shareholders; provided, however, that Paragraph (2) of Article 29 shall apply mutatis mutandis in the event that the Representative Director fails to perform his duties.

Article 20. (Chairman's Right to Maintain Order)
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(1) The Chairman shall suspend or cancel the proposal of any person who intentionally disrupts, by speech or behavior, the proceedings of the General Meeting of Shareholders or shall order such person to leave the General Meeting of Shareholders.

(2) If the Chairman deems it necessary for the smooth proceeding of the General Meeting of Shareholders, the Chairman may restrict the time and frequency of a shareholder's proposal.
Article 21. (Voting by Proxy)
(1) A shareholder may exercise its voting rights by proxy.
(2) The proxy described in Paragraph (1) must file with KT a power of attorney or an electronic document before the opening of the General Meeting.

Article 22. (Method of Adoption of Resolutions) Resolutions of the General Meetings of Shareholders, except as otherwise provided by the relevant laws and regulations, shall be adopted if the approval of a majority vote of the shareholders present at such meeting is obtained and such majority also represents at least one-fourth (1/4) of the total number of shares issued and outstanding.
However, in which voting rights are exercised electronically, members of the Audit Committee can be elected with the approval of a majority vote of the shareholders present at the General meeting is obtained

Article 22-2 (Exercise of Voting Rights by Writing)
(1) The Shareholders may exercise their voting rights by writing without attending the General Meetings of Shareholders in person.

(2) In case of Paragraph (1) above, KT shall send the notice of convening the General Meeting of Shareholders, together with written documents and reference materials necessary for the Shareholders to exercise their voting rights.

(3) The Shareholders desiring to exercise their voting rights by writing shall enter necessary matters in the written documents under paragraph (2) and submit them to KT by the date immediately preceding the date set for the Meeting.

Article 23. (Minutes of the General Meeting)
With respect to the proceedings of the General Meeting of Shareholders, the details of the proceedings and its resolutions shall be recorded in the minutes which shall bear the names and seals or signatures of the Chairman and the Directors present, and shall be preserved at the head office and branches.

CHAPTER V. DIRECTORS
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Article 24. (Number of Directors) KT shall have not more than ten (10) directors. The number of inside directors, including the Representative Director, shall not exceed two (2), and the number of independent directors shall not exceed eight (8).

Article 25. (Election of Representative Director and Directors, etc.)
(1) The Representative Director shall be appointed among persons who possess the abilities of a chief executive officer as recommended by the Board of Directors considering the following criteria, by the resolution of the General Meeting of Shareholders.

1.Professional knowledge and experience in corporate management to enhance corporate value;
2.Communication skill to secure the trust of interested parties, both internally and externally, and establish a cooperative managerial environment;
3.Leadership capabilities that establish future business prospects based on a global perspective and elicit executives and employees to participate voluntarily; and
4.Understanding changes in the industry and professional expertise in the relevant industries, markets, and technologies to respond to such changes effectively.

(2) The appointment of the Representative Director requires a resolution by the General Meeting of Shareholders adopted by the affirmative vote of three-fifths (3/5) of the voting rights of the shareholders in attendance at the Meeting; provided, however, that such votes shall represent at least one-fourth (1/4) of the total number of issued shares of KT. However, if the Representative Director is being reappointed, the Representative Director shall be appointed by the resolution of the General Meeting of Shareholders pursuant to paragraph (3) below.

(3) The dismissal of the Representative Director requires a resolution by the General Meeting of Shareholders adopted by the affirmative vote of two-thirds (2/3) of the voting rights of the shareholders in attendance at the Meeting; provided, however, that such votes shall represent at least one-third (1/3) of the total number of issued shares of KT.

(4) Inside directors other than the Representative Director shall be elected at the General Meeting of Shareholders among the managing officers under the provision of Article 35 of these Articles of Incorporation who are recommended by the Representative Director with the consent of the Director Candidates Recommendation Committee and the approval of the Board of Directors. The Representative Director may propose to the General Meeting of Shareholders with the consent of the Board of Directors the dismissal of any inside director even during his/her term of office, when any of the
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following event occurs. In this case, the inside directors other than the Representative Director shall not participate in the resolution of the Board of Directors:

1.Inability to perform his/her duties for a period not less than one (1) year due to his/her physical and/or mental disorders; or
2.Remarkably poor results of his/her business management due to deficient management abilities.

(5) Notwithstanding Paragraph (4) above, if the Board of Directors has recommended a candidate for the Representative Director, the inside director shall be elected at the General Meeting of Shareholders as recommended by the candidate for the Representative Director with the consent of the Director Candidates Recommendation Committee and the approval of the Board of Directors; provided, however, that the candidate for the Representative Director is not elected as the Representative Director at the General Meeting of Shareholders, his recommendation of the candidacy for the inside directorship shall become null and void.

(6) Independent directors shall be elected by the General Meeting of Shareholders from among those who have professionalism and knowledge and are recommended by the Director Candidates Recommendation Committee pursuant to Article 42 after considering the following criteria:

1.He/she has sufficient hands-on-background or professional knowledge in his/her relevant field such as economy, management, finance, accounting, law, or relevant industrial technology that are necessary to perform his/her duties as an independent director;
2.He/she is not bound by special interest as an independent director and is able to fairly perform his/her duties for the benefit of KT and its shareholders;
3.He/she has a sense of ethics and responsibility that is fit to perform his/her duties as an independent director;
4.He/she is able to spare his/her time and efforts necessary to faithfully perform his/her duties as an independent director.

(7) Any person who falls under any of the following categories shall not become a director of KT, and upon any elected director of KT falling under any of the following categories, such director shall be dismissed:
1.Person who retired from his/her office within the last three (3) years due to his/her own faults or business responsibilities;
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2.Person who is sentenced to imprisonment or more severe punishment, and three (3) years have not elapsed after the expiration of the execution of such imprisonment or determination not to execute such imprisonment; or
3.Person who is currently under the suspension of pronouncement or suspension of execution, or who is sentenced to probation, and two (2) years have not elapsed after the expiration of the probation period.

(8) Any person who falls under any of the following disqualification criteria shall not become an independent director of KT, and any elected independent director shall be dismissed if he or she falls under any of the following disqualification criteria:
1.The same person and his or her related party as defined in the Monopoly Regulation and Fair Trade Act ("MRFTA") who controls a company in competition with KT’s major business areas (however, with respect to the definition of competitor of KT used herein, if the company engages in the same business as KT and belongs to the same enterprise group of KT, such company is not deemed to be in competition with KT. This shall have the same meaning hereafter);
2.(Deleted)
3.(Deleted)
4.Any person who falls under the disqualification criteria under the Commercial Code of Korea and other relevant laws and regulations

Article 26. (Deleted)

Article 27. (Term of Office of Directors)
(1) The term of office of directors shall be not more than three (3) years; provided, however, the term of each director may be determined differently considering the professional experience and diversity of the composition of the Board of Directors. However, if the term of office expires before the closing date of the Ordinary General Meeting of Shareholders in the last fiscal year of such term, the term of office shall be extended to the closing date of such General Meeting.

(2) The aggregated term of office of an independent director shall be not more than six (6) years. However, this shall not apply in the event that the extension of the term of office is determined by the proviso of paragraph 1.

Article 28. (By-election of Directors)
(1) In case of any vacancy in the office of a director, a director shall be elected to fill such vacancy at the General Meeting of Shareholders, provided that election thereof may not be made unless such vacancy results in lack of the requisite number of the directors or a difficulty in the administration of business.
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(2) (Deleted)

Article 29. (Duties of the Representative Director and Directors)
(1) The Representative Director shall represent KT, execute businesses resolved by the Board of Directors, and manage all businesses of KT.

(2) Inside directors shall assist the Representative Director and shall perform their duties. In the event the Representative Director fails to perform his/her duties, an inside director shall perform the Representative Director’s duties. However, in the event both the Representative Director and inside directors fail to perform their duties, the duties will be performed in accordance with the order as provided in the Office Regulation.

(3) (Deleted)

(4) If a director becomes aware of any event which may cause a material damage to KT, such director should immediately report to the Auditors' Committee thereof.

Article 30. (Duties of Directors)
(1) Directors shall perform their duties faithfully for the good of KT and its shareholders in accordance with the applicable laws and regulations and the provisions of these Articles of Incorporation.

(2) In performing their duties, Directors shall protect the interests of the shareholders in general and treat all shareholders fairly and equally.

(3) The directors shall not disclose any business secret of KT that they obtained in the course of performance of their duties, during and after their terms of offices.

Article 31. (Remuneration and Severance Allowance for Directors)
(1) The Remuneration for the directors shall be determined by a resolution of the General Meeting of Shareholders, and such remuneration may be paid either in cash or in combination of cash and stock.

(2) The criteria for remuneration for the Representative Director and the inside directors, and the method of payment thereof shall be determined by a resolution of the Board of Directors, which shall be reported to the General Meeting of Shareholders.

(3) The Representative Director and the inside directors shall not participate in the resolution of the Board of Directors as set forth in Paragraph (2) above.

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(4) Severance allowances for directors shall be paid in accordance with KT's regulations for payment of officers' severance allowance adopted at the General Meeting of Shareholders.

(5) The independent directors may be reimbursed for expenses necessary for the performance of their duties.

Article 32. (Deleted)

Article 33. (Selection of Representative Director Candidate)
(1) The Board of Directors shall determine the examination criteria for selecting the candidate for Representative Director by considering the items under Article 25(1).

(2) (Deleted)

(3) The Director Candidates Recommendation Committee shall discover and constitute the group of candidates for inside directors, outside directors, and Representative Director. The Director Candidates Recommendation Committee shall select one (1) candidate for Representative Director in compliance with the decision of the Board of the Directors by examining the candidates for Representative Director, pursuant to the examination criteria determined under Paragraph (1) above, and report to the Board of Directors the outcome of the examination thereof.

(4) The Board of Directors shall confirm the final candidate for Representative Director and recommend such person to the General Shareholders' Meeting.

(5) The Board of Directors shall, in confirming the candidate for Representative Director, consult and decide with such candidates the terms of employment contract including the management goals.

(6) The Board of Directors shall recommend the candidate for Representative Director to the General Shareholders' Meeting and concurrently submit a draft employment contract.

(7) The Representative Director and the inside directors shall not participate in the resolution of the Board of Directors determining the terms of employment contract including the management goals pursuant to Paragraph (5) above.

(8) The Board of Directors may decide upon matters not stipulated herein this Article and which concern the appointment and consecutive appointment of the Representative Director.
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Article 34. (Execution of Employment Contract with the Candidate for Representative Director)
(1) When the draft employment contract submitted pursuant to Paragraph (6) of Article 33 above is approved at the General Shareholders' Meeting, KT shall enter into such employment contract with the candidate for Representative Director. In such case, the Chairman of the Board of Directors shall, on behalf of KT, sign the employment contract.

(2) The Board of Directors may conduct a performance review to determine if the new Representative Director has performed his/her duties under the employment contract as provided in Paragraph (1) or hire a professional evaluation agency for such purpose.
(3) When the Board of Directors determines, based on the result of performance review under the provision of Paragraph (2) above, that the new Representative Director has failed to achieve the management goal, it may propose to dismiss the Representative Director at the General Shareholders' Meeting.

(4) The management goal shall include revenue increase, profitability improvement, investment plan and other related business objectives and shall be determined, on a yearly basis, at the Board of Directors' Meeting in order to achieve the goal of management plans during the term of Representative Director's office approved by the Board of Directors. Such management goal may be established on a numerical basis, if possible.

(5) The performance review prescribed in Paragraph 2 above, shall be conducted by the Board of Directors at the closing of each fiscal year or may be delegated by the Board of Directors to a professional evaluation agency; provided, however, that if the Board of Directors deems necessary, it may conduct the performance review during any fiscal year.

(6) The Board of Directors shall report the result of the performance review prescribed in Paragraph 2 above to the General Meeting of Shareholders.

(7) The Representative Director and the inside directors may not attend the Board of Directors' Meeting for the resolution of the agenda prescribed in Paragraphs (2) through (4).

Article 35. (Managing Officers)
(1) For the efficient operation, KT shall have managing officers including inside directors.

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(2) The managing officers shall consist of positions determined by the Board of Directors.

(3) The number and remuneration of the managing officers who do not hold the position of inside directors of KT shall be determined by the Board of Directors. The severance allowance for the said managing officers shall be paid in accordance with KT's regulations for payment of officers' severance allowance adopted at a General Meeting of Shareholders.

(4) Managing officers who do not hold the position of inside directors of KT shall be elected by the Representative Director of KT, whose term of office shall not exceed three (3) years.

(5) All matters concerning the respective duties of managing officers shall be determined by the Representative Director.

Article 36. (Advisor, etc.)
The Representative Director may employ an Advisor or appoint an Advisory Council in order to receive advice and suggestions regarding important matters concerning the operation of KT's businesses.

CHAPTER VI. BOARD OF DIRECTORS

Article 37. (Organization and Operation)
(1) The Board of Directors shall consist of the directors, and shall resolve important matters related to the execution of business of KT as prescribed in the laws and regulations and these Articles of Incorporation, which were submitted by a director as an agenda.

(2) The Board of Directors' Meeting shall be convened by each director. However, this shall not apply in the event that a director to convene the Board of Directors' Meeting is determined by a resolution of the Board of Directors' Meeting.
(3) The rest of directors may request the director designated under Paragraph 2 above to convene the Board of Directors' Meeting. However, if the designated director refuses to convene the Board of Directors' Meeting without any justifiable reason therefor, other directors may convene the Board of Directors' Meeting.

(4) In convening a meeting of Board of Directors, the notice thereof shall be given at least three (3) days prior to the date set for such meeting to each director; provided,
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however, that the above procedure may be omitted with the consent of all of the directors.

(5) Matters necessary for the operation of the Board of Directors shall be set forth in the Regulations of the Board of Directors.

(6) For the efficient management of the Board of Directors, a self evaluation regarding the activities of the Board of Directors may be conducted, and detailed matters therefor, including the evaluation method, etc. shall be determined by a resolution of the Board of Directors.

Article 38. (Resolution and Delegation)
(1) A resolution at a meeting of Board of Directors shall be adopted by the presence of a majority of all directors in offices and by the affirmative votes of a majority of the directors present. However, the resolution on the sale of equity in any subsidiary of KT accompanying transfer of management rights, which is for more than 10 billion (10,000,000,000) Korean Won of the subsidiary’s equity, shall be adopted by affirmative votes of two-thirds (2/3) of the directors in office, and the resolution on the dismissal of the Representative Director shall be adopted by the affirmative votes of two-thirds (2/3) of the independent directors in offices.

(2) The Board of Directors may delegate part of its authorities to the Representative Director.

Article 39. (Chairman)
(1) The chairman of the Board of Directors shall be elected from among the independent directors by a resolution of the Board of Directors.

(2) The term of office of the chairman shall be one (1) year.

Article 40. (Minutes of the Board of Directors) The proceeding and the result of meeting of the Board of Directors shall be recorded in the minutes, which shall bear the names, seals or signatures of the Chairman and the directors present at the meeting, and shall be kept at the head office.

Article 41. (Committees within the Board of Directors)
(1) The Board of Directors may have expert committees under its control by its resolution, in order to deliberate or decide with respect to the specific matters submitted to the Board of Directors.

1.(Deleted)
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2.CG (Corporate Governance) Committee (the “CG Committee”);
3.Director Candidates Recommendation Committee;
4.Audit Committee; and
5.Other Committees which the Board of Directors deems necessary.

(2) Any necessary matters, including those regarding the composition, authority or operation, of a committee under the Board of Directors described in Paragraph 1 above shall be determined by a resolution of the Board of Directors.

Article 41-2. (CG Committee)
(1) The CG Committee shall be composed of four (4) independent directors.

(2) The CG Committee shall deliberate and decide overall matters relating to the corporate governance of the Company.

(3) Specific issues, such as the operation of the CG Committee, shall be determined by a resolution of the Board of Directors.

Article 42. (Director Candidates Recommendation Committee)
(1) The Board of Directors shall have a Director Candidates Recommendation Committee, constituted with all of independent directors, to deliberate and decide the following:
1.Discover, constitute, and train the candidates for Representative Director;
2.Select and deliberate the group of candidates for Representative Director;
3.Select the candidate for Representative Director and report the candidate to the Board of Directors;
4.Discover and constitute candidates for independent director;
5.Select and deliberate the group of candidates for independent director;
6.Recommend candidates for independent director at the General Meeting of Shareholders; and
7.Other matters related to the candidates for Representative Director and independent director that are delegated by the Board of Directors.

(2) The Director Candidates Recommendation Committee shall appoint the chairman of the committee from its members by resolution.

(3) Any member having conflict of interest with regards to the selection process of the candidates for Representative Director and directors cannot participate in the deliberation or resolution of the Director Candidates Recommendation Committee regarding such examination, election, or recommendation.

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Article 43. (Audit Committee)
(1) The Audit Committee shall consist of not less than three (3) independent directors.

(2) The Audit Committee shall perform an audit of KT's accounting books and records, and of other aspects of its business operations.

(3) Any other detailed matters regarding organization and operation of the Audit Committee shall be determined by a resolution of the Board of Directors.

(4) After Directors have been elected at the General Meeting of Shareholders, members of the Audit Committee shall be elected from among such Directors. In such case, two (2) of the members of the Audit Committee shall be elected, by a resolution of the General Meeting of Shareholders, as Directors who will serve as Audit Committee members separately from the other Directors.

Article 44. (Managing Officers' Meeting)
(1) KT may convene managing officers' meeting in order to consider and resolve matters delegated by the Board of Directors.

(2) Matters necessary for the organization and operation of the managing officers' meeting set forth in Paragraph 1 above shall be determined by a resolution of the Board of Directors.

CHAPTER VII. ACCOUNTING

Article 45. (Fiscal Year) The fiscal year of KT shall be from January 1 to December 31 of each year.

Article 46. (Preparation, Submission and Maintenance of the Financial Statements, etc.)
(1) The Representative Director of KT shall prepare the following documents and supplementary documents thereto and the business report for each fiscal year, and submit such documents, after approved by the Board of Directors, to the Audit Committee, six (6) weeks prior to the date of the Ordinary General Meeting of Shareholders:

1.A balance sheet;
2.A statement of profit and loss; and
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3.Other documents, as defined by the Commercial Code and enforcement ordinance, that reflect financial position and management performance of the company
4.Consolidated financial statements of the company

(2) The Audit Committee shall submit an auditor's report to the Representative Director at least one (1) week before the General Shareholders' Meeting.

(3) The Representative Director shall keep each document listed in Paragraph (1) together with the business report and the auditor's report at the head office for a period of five (5) years, commencing from one week prior to the date of the Ordinary General Meeting of Shareholders. Certified copies of these documents shall be kept in each respective branch office for a period of three (3) years.

(4) The Representative Director shall submit each document listed in Paragraph (1) to the Ordinary General Meeting of Shareholders and request approval therefor. With respect to the business report, he/she shall report the contents thereof to the Ordinary General Meeting of Shareholders.

(5) When the approval of the General Meeting of Shareholders is obtained for the documents listed in Paragraph (1), the Representative Director shall, without delay, give a public notice of the balance sheet and the audit opinion thereon of an independent auditor.

Article 47. (Disposition of Profits) The unappropriated retained earnings for each fiscal year of KT shall be disposed of as following order:

1.Legal Reserves;
2.Other statutory reserves;
3.Amortization by way of the appropriation of the retained earnings;
4.Dividends; and
5.Voluntary reserve.

Article 48 (Retirement of Shares)
Pursuant to Article (165-3) of the FSCMA, KT may, by a resolution of the Board of Directors, retire the shares within the scope of profits attributable to the shareholders.

Article 48-2. (Approval of the Plan for Holding and Disposal of Treasury Stock)
Where KT intends to hold or dispose of its treasury stock, KT shall prepare a plan for holding and disposal of such treasury stock and obtain approval thereof at the annual general shareholders’ meetings.
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Article 48-3 (Acquisition of Stock of Other Companies for Cross Shareholding)
When KT acquires the stocks of other companies for cross shareholding by way of selling or exchanging treasury stocks, it shall be approved by the General Meeting of Shareholders.

Article 49. (Payment of Dividends)
(1) Dividends may be paid either in cash, in shares or in other property.

(2) In case of stock dividends, if KT has issued several types of shares, different types of shares may be allotted by a resolution of the General Meeting of Shareholders.

(3) In case of stock or other property dividends, dividends may be paid in cash for shareholders who hold less than a certain number of stocks.

(4) (Deleted)

(5) The dividends referred to in Paragraph (1) shall be paid to the shareholders or registered pledgees registered in the registry of shareholders as of the date determined by the resolution of the Board of Directors. When the Company decides the date for determining the shareholders eligible for dividends, it shall make announcement two weeks before the record date.

(6) The rights to dividends shall be extinguished if it is not exercised within five (5) years from the date when the relevant dividend was declared, and such unclaimed dividends shall belong to KT.

Article 49-2. (Quarterly Dividends)
(1) The Company may determine quarterly dividends in cash within forty five (45) days from the end of the third, sixth and ninth month from the commencement of the fiscal year by a resolution of the Board of Directors.

(2) The dividends referred to in Paragraph (1) shall be paid to the shareholders or registered pledgees who are registered in the registry of shareholders as of the record date determined by the Board of Directors.

(3) If the Company determines the record date, it shall publicly be announced two weeks prior to the record date.

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(4) All matters, including the limitation on the amount and payment schedule of the quarterly dividends referred to in Paragraph (1), shall comply with relevant laws including Financial Investment Services and Capital Markets Act.

(5) The dividends referred to in Paragraph (1) shall be subject to Paragraph (6) of Article 49.

CHAPTER VIII. SUPPLEMENTARY PROVISIONS

Article 50. (Guarantee of Personnel Status)
(1) Any employee of KT shall not receive a dismissal, suspension, reduction in compensation, reprimand and other disadvantageous orders, without any justifiable reasons therefor.

(2) The retirement age of company employees shall be as prescribe by THE ACT ON PROHIBITION OF AGE DISCRIMINATION IN EMPLOYMENT AND AGED EMPLOYMENT PROMOTION.

Article 51. (Publication of Management Information)
KT shall make public any and all matters deemed to be necessary for the promotion of transparency in management.

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ADDENDUM

Article 1. (Enforcement Date) These Articles of Incorporation shall be effective from October 1, 1997.

Article 2. (Term of Office of the First President and Standing Directors) Notwithstanding Paragraph (1), Article (29) hereof, the term of office of the first President and the standing directors to be elected at the General Meeting of Shareholders convened after the execution of these Articles of Incorporation shall be extended until the end of the Ordinary General Meeting of Shareholders convened after the expiration of the said term of office.

Article 3. (Term of Office of First Non-Standing Director) (1) Pursuant to Article (3) of the Addenda of the Special Act, candidates for non-standing directors who are recommended by the Temporary Non-standing Directors Recommendation Committee shall be classified into three groups, i.e., first, second and third groups, which shall consist of one, two and three persons, respectively.

(2) Notwithstanding Article (29), Paragraph (1) hereof, the term of office of a non-standing director in the first group shall expire at the close of the first Ordinary General Meeting of Shareholders convened after one (1) year has elapsed. The term of office of non-standing directors in the second and third group shall expire at the close of the first Ordinary General Meetings of Shareholders convened after two (2) and three (3) years have elapsed, respectively.

Article 4. (Special Provisions for Term of Office of Standing Directors succeed to the Term of Office of an Executive Officer) In the event that a former executive officer who has been elected prior to the date of enforcement of these Articles of Incorporation is elected as a first standing director of KT after the enforcement of these Articles, his/her term of office may be shortened to the remainder of the term of office of an executive officer prior to the date of enforcement of these Articles of Incorporation.

ADDENDUM (December 8, 1997)

These articles of Incorporation shall be effective from the date of resolution of the general meeting of shareholders thereon.

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ADDENDUM (September 18, 1998)

Article 1. (Enforcement Date)These Articles of Incorporation shall be effective from the date of resolution thereon of the general meetings of shareholders.

Article 2. (Interim Measures for the Acquisition of Shares of KT by Foreigners) Those provisions of Paragraph (3), Article (10) hereof shall not be applicable where Foreigners have acquired any shares of KT prior to the date of enforcement of these Articles of Incorporation pursuant to the relevant laws and regulations. In this regard, the number of shares so acquired shall be included in the maximum aggregate shareholdings ceiling prescribed in Item 1, Paragraph (2), Article (10) above.

ADDENDUM (March 19, 1999)

Article 1. (Enforcement Date) These Articles of Incorporation shall be effective from the date of resolution thereon of the general meetings of shareholders.

Article 2. (Interim Measure) The cumulative voting system provided for in Article (382-2) of the Commercial Code shall not apply until each of the requirements set forth in Paragraph (1), Article (21) of the Special Act has been satisfied.

ADDENDUM (March 24, 2000)

These Articles of Incorporation shall be effective from the date of resolution thereon of the general meeting of shareholders.

ADDENDUM (March 21, 2001)

These Articles of Incorporation shall be effective from the date of resolution thereon of the general meeting of shareholders.

ADDENDUM (March 22, 2002)

These Articles of Incorporation shall be effective as of the date of resolution of the general meeting of Shareholders.

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ADDENDUM (August 20, 2002)

Article1. (Enforcement Date) These Articles of Incorporation shall become effective from the date on which a resolution on the foregoing amendments is adopted at the General Meeting of Shareholders. Provided, however, that the amended provision of Article 41-3 shall become effective from the date following the day on which the first General Meeting of Shareholders is convened after enforcement of these amended Articles of Incorporation.

Article 2. (Interim Measures regarding Auditor) (1) The amended provisions regarding auditor of Articles 27, 28, 29, 30, 32, 33, 37 and 40 shall remain invalid, concurrently upon establishment of the Audit Committee.

(2) The term, “auditor” referred in Paragraph 3 of Article 31 and Article 44, shall be interpreted to be “Audit Committee”, respectively, concurrently upon establishment of the Audit Committee.

Article3. (Interim Measures on Increase in Number of Outside Directors)
Notwithstanding the amended provision of Article 26, a candidate for outside director recommended by the Shareholders’ Committee established in accordance with the previous AOI, shall be deemed to have been recommended by the Outside Director Recommendation Committee, and the term of office of such additionally appointed outside director in the above shall be until the date on which the Ordinary General Meeting of Shareholders is held in the year of 2005.

ADDENDUM (March 14, 2003)

These Articles of Incorporation shall be effective from the date of resolution thereon of the general meeting of shareholders.

ADDENDUM (March 12, 2004)

These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders.

ADDENDUM (March 11, 2005)

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These Articles of Incorporation shall become effective as of the date when the General Meeting of Shareholders resolved adoption hereof.

ADDENDUM (August 19, 2005)

These Articles of Incorporation shall take effect upon approval by the General Meeting of Shareholders.

ADDENDUM (March 10, 2006)

These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders.

ADDENDUM (March 16, 2007)

These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders.

ADDENDUM (March 27, 2009)

Article 1. (Enforcement Date) These Articles of Incorporation shall become effective upon resolution of the General Meeting of Shareholders approving the amendment hereof.

Article 2. (Interim Measure) The person who is “President (sajang)” as of the amendment date of these Articles of Incorporation will become the “President (hwejang)”, and in applying Article 32(1)-2 “ex-Presidents (sajang)” prior to the amendment date will be interpreted as “ex-Presidents (hwejang)”.

ADDENDUM (March 12, 2010)

These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders.

ADDENDUM (March 11, 2011)
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These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders.

ADDENDUM (March 16, 2012)

These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders. Notwithstanding the foregoing, Clause 1 of Article 46, shall become effective as of April 15, 2012.

ADDENDUM (March 15, 2013)

These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders.

ADDENDUM (March 27, 2015)

These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders.

ADDENDUM (March 25, 2016)

These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders.

ADDENDUM (March 24, 2017)

These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders.

ADDENDUM (March 23, 2018)

These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders.

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ADDENDUM (March 29, 2019)

These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders. Notwithstanding the foregoing, Clause 2 of Article 6, Article 13, Article 16-2 and Article 17, shall become effective as of September 16, 2019 when the Act on Electronic Registration of Stocks, Bonds, Etc. comes into effect.

ADDENDUM (March 30, 2020)

Article 1. (Enforcement Date)
These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders.

Article 2. (Transitional Measure)
1The candidate for President as confirmed as at the time these Articles of Incorporation enter into force, pursuant to the previous Articles of Incorporation, shall be deemed the candidate for Representative Director as confirmed by these Articles of Incorporation.
2Resolutions and reports of the Board of Directors or committees within the Board of Director taken pursuant to the previous Articles of Associations, associated with the General Meeting of Shareholders as at the time these Articles of Incorporation enter into force, shall be deemed to have been taken in accordance with these Articles of Incorporation.

ADDENDUM (March 29, 2021)

Article 1. (Enforcement Date)
These Articles of Incorporation shall become effective as of the date of resolution of the General Meeting of Shareholders.

ADDENDUM (March 31, 2022)

Article 1. (Enforcement Date)
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These Articles of Incorporation shall become effective from the date on which a resolution on the foregoing amendments is adopted at the General Meeting of Shareholders.

ADDENDUM (March 31, 2023)

Article 1. (Enforcement Date)
These Articles of Incorporation shall become effective from the date on which a resolution on the foregoing amendments is adopted at the General Meeting of Shareholders.

ADDENDUM (June 30, 2023)

Article 1. (Enforcement Date)
These Articles of Incorporation shall become effective from the date on which a resolution on the foregoing amendments is adopted at the General Meeting of Shareholders.

ADDENDUM (March 28, 2024)

Article 1. (Enforcement Date)
These Articles of Incorporation shall become effective from the date on which a resolution on the foregoing amendments is adopted at the General Meeting of Shareholders.

Article 2. (Transitional Measure on the record date to determine the shareholders who will receive the Dividends)
The paragraph (5) of Article 49 does not apply to dividends for the fiscal year prior to the enforcement of these Articles of Incorporation.

ADDENDUM (March 31, 2025)

Article 1. (Enforcement Date)
These Articles of Incorporation shall become effective from the date on which a resolution on the foregoing amendments is adopted at the General Meeting of Shareholders. However, the amended provisions of Article 49-2 shall become effective from April 1, 2025.

ADDENDUM (March 31, 2026)

Article 1. (Enforcement Date)
These Articles of Incorporation shall become effective from the date on which a resolution on the foregoing amendments is adopted at the General Meeting of
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Shareholders. However, the amended provisions of Articles 24, 25, 27, 31, 38, 39, 41-2, 42 and 43 shall become effective from July 23, 2026, and the amended provisions of Articles 18, 21 and 22 shall become effective from January 1, 2027.
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